Exhibit 32
SECTION 1350 CERTIFICATIONS
In connection with the Annual Report of the Federal Home Loan Bank of Cincinnati (the “FHLBank”) on Form 10-K for the period ending December 31, 2009 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:
(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the FHLBank.
  /s/ David H. Hehman
David H. Hehman
President and Chief Executive Officer (principal executive officer)
March 18, 2010
  /s/ Donald R. Able
Donald R. Able
Senior Vice President - Controller (principal financial officer)
March 18, 2010